EXHIBIT 10.10

Mustang Alliances, Inc.
410 Park Avenue, 15th Floor
New York, New York 10022

July  21, 2011

Zegal and Ross Capital LLC

Gentlemen:

We are pleased that you have agreed to accept an offer to act as business development consultants to Mustang Alliances, Inc., a Nevada corporation (the “Company”).  In such capacity, you shall report to the Chief Executive Officer of the Company. This letter will confirm our understanding with respect to your consultancy and set forth the basis on which you will be compensated for such consulting services.

As compensation for your services to be provided to the Company, you shall be entitled to receive:

(i)	as a signing bonus upon execution of this letter agreement, 100,000 shares of restricted common stock of the Company, par value $0.0001 per share (“Common Stock”);

(ii)
a consulting fee for the first 12 months of this engagement in the amount of $120,000, payable 60% in cash and 40% in shares of Common Stock. The cash portion shall be paid monthly, and the shares, which shall be valued by reference to the last reported sales price for the Common Stock on the day prior to the first day of each month, will be issued on January 1st and June 1st.  Notwithstanding, if the Company raises at least $2,500,000 in equity financing, all of such fee shall be payable in cash.  Such consulting fee shall be increased to $180,000 commencing on the first anniversary of the date hereof and shall be further increased to $240,000 per each 12-month period thereafter if the Company’s mines produce at least 12,000 ounces per annum;

(iii)
on each anniversary of the date hereof, a grant of  a 10-year option (“Option”) to purchase an aggregate of 120,000 shares of Common Stock at an exercise price of $0.50 per share, half of the Option shall vest on January 1 and half on June 1 following such grant date. Upon termination of this agreement, you have 30 days to exercise any Options vested prior to such termination.

(iv)
as a one-time bonus, an option to purchase (i) an aggregate of 250,000 shares at an exercise price of $0.50 per share, which option shall vest and be exercisable upon the production by the Company’s mines of 12,000 ounces; (ii) an aggregate of 250,000 shares at an exercise price of $0.50 per share, which option shall vest and be exercisable upon the production of  24,000 ounces and (iii) an aggregate of 500,000 shares at an exercise price of $0.50 per share, which option shall vest and be exercisable upon the production of 48,000 ounces.  Such option shall be exercisable for 30 days following termination of this agreement.

You represent that you are free to enter into this letter agreement without violation of any agreements or covenants entered into by you in favor of third parties.

Simultaneously herewith, you shall enter into a nondisclosure and non-compete agreement in favor of the Company.

It is understood and agreed that in the performance of your consulting services hereunder, you are acting as an independent contractor and not as an agent or employee of, or partner, joint venturer or in any other relationship with, the Company.  You acknowledge that no income, social security or other taxes will be withheld or accrued by the Company, on your behalf.  Neither the Company nor you has the authority to bind the other in any agreement without the prior written consent of the Company.

This letter embodies the entire agreement and understanding among us and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.  No waiver, amendment or other modification of this letter agreement shall be effective unless in writing and signed by each party to be bound thereby.

This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to principals of conflict of laws.

You acknowledge and understand that your engagement by the Company is “at will”. Either you or the Company may terminate this agreement at any time and for any reason or for no reason. Upon such termination, your compensation shall immediately cease other than as expressly provided herein.

Please confirm your agreement with the foregoing by signing and returning this letter where indicated below.

Very truly yours, MUSTANG ALLIANCES, INC.

By:	/s/
Name: Leonard Sternheim
Title: President and Chief Executive Officer

Agreed and Accepted: ZEGAL AND ROSS CAPITAL LLC

Name: Leonard Sternheim
Title: President and Chief Executive Officer